FORTINET, INC.
AMENDED AND RESTATED
CHANGE OF CONTROL SEVERANCE AGREEMENT
This Amended and Restated Change of Control Severance Agreement (this “Agreement”) is made and entered into by and between Ken Xie (“Executive”) and Fortinet, Inc. (the “Company”), effective as of August 7, 2024 (the “Effective Date”) and supersedes the Amended and Restated Change of Control Severance Agreement, between Executive and the Company (the “Prior Agreement”), dated as of August 7, 2019.
RECITALS
1.    It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.
2.    The Board believes that it is in the best interests of the Company and its stockholders to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.
3.    The Board believes that it is imperative to provide Executive with certain benefits upon termination of employment prior to and following a Change of Control. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:
1.Term of Agreement. This Agreement will terminate upon the earliest to occur of: (a) the Agreement’s termination date as provided in Section 8 below, (b) termination of Executive’s employment other than due to (i) termination by the Company other than for Cause (as defined herein) or (ii) resignation by Executive for Good Reason (as defined herein); and (c) the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.Severance Benefits.
(a)Involuntary Termination More than 3 Months Prior to, or Absent, a Change of Control or After 12 Months Following a Change of Control. If more than three (3) months prior to, or absent, a Change of Control, or after twelve (12) months following a Change of Control, (i) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment without Cause or (ii) Executive terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for Good Reason, then, subject to Sections 3(c) and (d) below, Executive will receive the following severance from the Company:
(i) Severance Payment. Executive will receive continuing payments of severance pay for a period of twelve (12) months from the date of such termination equal to Executive’s base salary rate as in effect immediately prior to Executive’s termination.
(ii) Equity Awards. Each of Executive’s then-outstanding Time-Vesting Awards (as defined below) shall accelerate and become vested and exercisable or settled with respect to the then-unvested shares subject thereto that would have otherwise vested over a twelve (12) month period following such termination pursuant to the vesting schedule set forth in the award agreement. The Awards will remain exercisable following the termination for the period prescribed in the respective stock plan and agreement for each award. Treatment of Performance-Based Awards (as defined below) shall be subject to the award agreement governing their grant.
“Time-Vesting Awards” means all awards for shares of the Company’s common stock granted under a Company equity plan, including but not limited to options, restricted stock, restricted stock units, stock bonus awards or stock appreciation rights (“Awards”), that are subject solely to time based vesting as of Executive’s termination. Time-Vesting Awards shall include Performance-Based Awards to the extent applicable performance metrics have been satisfied as of, or are satisfied upon, Executive’s termination date.
“Performance-Based Awards” means all Awards that are subject to unsatisfied performance metrics as of Executive’s termination.
(iii) COBRA Benefit. If Executive participates in the Company’s group health insurance plans (i.e., major medical, dental and vision) on the date of Executive’s termination and timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect, “COBRA”), the Company will pay the COBRA premiums to continue such coverage (including for Executive and Executive’s eligible dependents who have elected and remain enrolled in such COBRA coverage) for a period (the “COBRA Payment Period”) beginning on the first day following the day that Executive’s active employee health coverage ends as the result of Executive’s termination, and ending on the earliest to occur of (i) twelve (12) months, (ii) the expiration of Executive’s eligibility for continuation coverage under COBRA and (iii) the first month for which Executive is eligible for health insurance coverage in connection with new employment or self-employment. Alternatively, the Company may elect to pay Executive a taxable cash payment in lieu of the continued coverage, equal to the amount that the Company would have otherwise paid for the COBRA premiums (based on the premium for the first month of coverage), which payment will be made regardless of whether Executive or Executive’s eligible dependents elect COBRA continuation coverage and will be paid in monthly installments for the COBRA Payment Period, except that payments shall commence (with any make-up payments) in the Company’s first regular payroll following the Release Deadline. Continued health coverage or payment of a taxable cash amount pursuant to the foregoing is referred to as the “COBRA Benefit”.
(b)Involuntary Termination within 3 Months Prior to through 12 Months Following a Change of Control. If within the period commencing three (3) months prior to a Change of Control and ending twelve (12) months following a Change of Control, (i) the Company (or any parent or subsidiary of the Company) terminates Executive’s employment without Cause or (ii) Executive terminates Executive’s employment with the Company (or any parent or subsidiary of the Company) for Good Reason, then, subject to Section 3(c) and Section 3(d) below, Executive will receive the following severance from the Company:
(i) Severance Payment. Executive will receive (i) continuing payments of severance pay for a period of twelve (12) months from the date of such termination equal to Executive’s base salary rate as in effect immediately prior to (A) the Change of Control, or (B) Executive’s termination, whichever is greater, and (ii) a payment equal to one hundred percent (100%) of the Executive’s annual target bonus for the year in which the termination occurs, payable in a cash lump sum no later than 10 days after the Release (as defined below) becomes effective and irrevocable, and no later than March 15th of the year following such termination.
(ii) Equity Awards. Each of Executive’s then-outstanding Time-Vesting Awards and Performance-Based Awards shall accelerate and become vested and exercisable or settled with respect to 100% of the then-unvested shares subject thereto. Unless otherwise set forth in the applicable award agreement, the number of shares subject to Performance-Based Awards eligible for the foregoing acceleration shall be determined based on deemed achievement of all performance goals or other vesting criteria at one hundred percent (100%) of target levels and satisfaction of all other terms and conditions. The Awards will remain exercisable, to the extent applicable, following the termination for the period prescribed in the respective stock plan and agreement for each Award.
(iii) COBRA Benefits. Executive will receive the COBRA Benefit.
(c)Release of Claims Agreement. The receipt of any severance pay or other benefits pursuant to Sections 3(a) and (b) above will be subject to Executive signing and not revoking the Company’s form of general release of all claims (the “Release”) and allowing such Release to become non-revocable prior to the 60th day following the earlier of the effective date of the Change of Control or Executive’s termination of employment (the “Release Deadline”).
(d)Restrictive Covenants. The receipt of any severance pay or other benefits pursuant to Sections 3(a) and (b) above will also be subject to Executive’s continued compliance with any written agreements between the Company and Executive relating to confidentiality, non-competition, non-solicitation and non-interference, to the extent permitted by applicable law, including but not limited to Executive’s Fortinet Confidentiality Agreement (the “Confidentiality Agreement”).
(e)Timing of Severance Payments. Subject to Section 3(c), the Company will commence payment of the salary-based severance payments to which Executive is entitled in the payroll period immediately following the Release Deadline, provided that the first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment with the Company, and any payments made after the first such payment shall continue with the same timing as in effect immediately prior to Executive’s termination of employment. If Executive should die before all amounts have been paid, such unpaid amounts will be paid in a lump-sum payment (less any withholding taxes) to Executive’s designated beneficiary, if living, or otherwise to the personal representative of Executive’s estate.
(f)Voluntary Resignation; Termination For Cause. If Executive’s employment with the Company terminates (i) voluntarily by Executive (except upon a termination for Good Reason) or (ii) for Cause by the Company (or any parent or subsidiary of the Company), then Executive will not be entitled to receive severance or other benefits except for those benefits (if any) which do not concern acceleration of Award vesting or severance pay based on termination of employment as may then be established under other Company policies or programs, if any.
(g)Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability (as defined herein), or Executive’s employment terminates due to his or her death, then Executive will not be entitled to receive severance or other benefits except for those benefits (if any) which do not concern acceleration of Award vesting or severance pay based on termination of employment as may then be established under other Company policies or programs, if any.
(h)Section 409A. Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement, will be payable until Executive has a “separation from service” within the meaning of Section 409A, and the regulations promulgated thereunder (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with the termination of Executive’s employment with and/or services to the Company constitute deferred compensation subject to Section 409A and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six (6)-month period measured from Executive’s termination or (B) the date of Executive’s death following such termination; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. To the extent necessary to comply with Section 409A of the Code, if the designated payment period for any payment under this Agreement begins in one taxable year and ends in the next taxable year, the payment will be made in the later taxable year. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
4.Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 4(a)(i) will be either:
(a)delivered in full, or
(b)delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following order: reduction of cash payments; cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code); cancellation of accelerated vesting of equity awards; reduction of employee benefits. Within any such category of “parachute payment”, a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are, and to the extent any such payment is to be made over time (e.g., in installments, etc.), then the payments shall be waived in reverse chronological order. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards. Unless the Company and Executive otherwise agree in writing, any determination required under this

Section 4 will be made in writing by an independent firm immediately prior to Change of Control (the “Firm”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 4, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 4.
5.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)Cause. “Cause” is defined as: (i) an act of dishonesty made by Executive in connection with Executive’s responsibilities as an employee that materially adversely affects the Company; (ii) Executive’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude; (iii) Executive’s gross misconduct that materially and adversely affects the Company’s reputation or business; (iv) Executive’s continued intentional refusal to perform his employment duties in a material fashion that materially and adversely affects the Company’s reputation or business, after Executive has received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that Executive has not substantially performed his duties and Executive continues to refuse to cure such non-performance within thirty (30) days after receiving such notice; (iv) Executive has breached any material term or condition of the Executive’s Confidentiality Agreement with the Company or has otherwise improperly disclosure of the Company’s confidential or proprietary information that materially adversely affects the Company; (v) Executive has breached any material term or condition of the Executive’s any written Company policy or the Company’s written code of conduct that has been made available to Executive prior to such breach or any other material agreement with the Company or (vi) Executive has obstructed or impeded, or failed to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity; provided, however that failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with such investigation will not constitute “Cause” provided, however, that the action or conduct described in clauses (iv), (v) and (vi) above will constitute “Cause” only if such action or conduct continues after the Company has provided you with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable.
(b)Change of Control. “Change of Control” of the Company is defined as:
(i) the acquisition by any one person, or more than one person acting as a group (for these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company) (“Person”), that or is or becomes the owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding securities; provided, however, that for purposes of this subsection (i), the acquisition of additional securities by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company shall not be considered a Change of Control;
(ii) a change in the composition of the Board occurring within a twelve (12)-month period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” will mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company);
(iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or
(iv) a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this Section 5(c)(iv), the following shall not constitute a change in the ownership of a substantial portion of the Company’s assets: (1) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer; or (2) a transfer of assets by the Company to: (A) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s securities; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (C) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or (D) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in subclause (C). For purposes of clause (2) above, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
Notwithstanding the foregoing, a Company transaction that does not constitute a change in control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii) shall be not be considered a Change of Control.

(c)Disability. “Disability” will mean that Executive has been unable to perform his Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative (such Agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
(d)Good Reason. “Good Reason” means the occurrence of one or more of the following events without Executive’s express written consent: (i) the assignment to Executive of any duties or the reduction of Executive’s duties, either of which results in a material diminution in Executive’s position or responsibilities with the Company in effect immediately prior to such assignment, or the removal of Executive from such position and responsibilities, unless Executive is provided with comparable duties, position and responsibilities; provided, however, it being understood that a new position with a larger combined company does not alone constitute “Good Reason” if it is in the same area of operations and involves substantially the same duties and scope of responsibilities and management responsibility notwithstanding that Executive may not retain as senior of a title within the larger combined company as Executive’s prior title; (ii) a material reduction by the Company in the base salary of Executive; provided that, it being understood that a reduction by the Company by five percent (5%) or more in the base salary or bonus opportunity of Executive as in effect immediately prior to such reduction shall be deemed Good Reason within the meaning of this clause (ii); (iii) a material change in the geographic location at which Executive must perform services (for purposes of this Agreement, the relocation of Executive to a facility or a location less than twenty-five (25) miles from Executive’s then-present location shall not be considered a material change in geographic location); (iv) any material breach by the Company of any material provision of this Agreement, or (vi) the failure of the Company to obtain the assumption of this Agreement by any successor. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice, and Executive’s resignation of employment must occur no later than thirty (30) days following the end of such thirty (30) day cure period.
6.Successors.
(a)The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 6(a) or which becomes bound by the terms of this Agreement by operation of law.
(b)Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
7.Notice.
(a)General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its President.
(b)Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason or as a result of a voluntary resignation by Executive will be communicated by a notice of termination to the other party hereto given in accordance with Section 7(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Good Reason will not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his or her rights hereunder.
8.Term of Agreement. This Agreement will have a term of five (5) years commencing on the Effective Date, which shall not be subject to renewal, unless a Change of Control occurs during such five (5)-year period, in which case this Agreement will continue until all payments and benefits, if any, have been made to Executive.
9.Arbitration. In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with the Company or this Agreement, Executive and the Company agree that any and all disputes between Executive and the Company will be fully and finally resolved by binding arbitration in accordance with the arbitration clause set forth in the Confidentiality Agreement, pursuant to which Executive is waiving any and all rights to a jury trial.
10.Miscellaneous Provisions.
(a)Unfunded. Benefits provided under this Agreement are paid from the general assets of the Company, and are not funded.

(b)No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
(c)Amendment; Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(e)Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter described herein, and supersedes the Prior Agreement in its entirety. Executive acknowledges and agrees that this Agreement encompasses all the rights of Executive to any acceleration of Award vesting or severance pay based on termination of employment, and Executive hereby agrees that he or she has no such rights except as stated herein, and Executive agrees that any such rights, whether in an employment agreement, offer letter, stock option agreement, stock option plan, equity award agreement or other agreement, are hereby waived. By executing this Agreement, Executive acknowledges and agrees that Executive has had the opportunity to consult with Executive’s own counsel and has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or any other person other than those contained in writing herein.
(f)Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
(g)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(h)Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes. By entering into this Agreement, Executive agrees to review with Executive’s own tax advisors the federal, state, provincial, local, and foreign tax consequences of this Agreement. Executive will rely solely on such advisors and not on any statements or representations of the Company, or any of its agents. Executive understands that Executive (and not the Company) will be responsible for Executive’s own tax liability that may arise as a result of this Agreement, without regard to the amount withheld or reported by the Company to applicable tax authorities.

(i)Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY		FORTINET, INC.

	By:	/s/ John Whittle
	Name:	John Whittle
	Title:	Chief Operating Officer

EXECUTIVE	By:	/s/ Ken Xie
	Name:	Ken Xie

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